Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147347) pertaining to the Abraxis BioScience, Inc. 2007 Stock Incentive Plan, the American BioScience, Inc. Restricted Stock Unit Plan I and the American BioScience, Inc. Restricted Stock Unit Plan II and the Registration Statement (Form S-3 No. 333-160061) and related Prospectus pertaining to the registration of debt securities; common stock; preferred stock; warrants to purchase any of the other securities that may be sold under the aforementioned prospectus; rights to purchase debt securities, common stock or preferred stock; and units consisting of one or more of these classes of securities, in one or more transactions; of Abraxis BioScience, Inc., (formerly known as New Abraxis, Inc.) of our reports dated March 12, 2010, with respect to the consolidated financial statements of Abraxis BioScience, Inc. and the effectiveness of internal control over financial reporting of Abraxis BioScience, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/    Ernst & Young LLP

Los Angeles, California

March 12, 2010